Free Writing Prospectus

Filed Pursuant to Rule 433

Dated April 21, 2022

Registration Statement Nos. 333-231819 and 333-231819-08

Active Joint-Leads : Barclays (str), Mizuho Securities, Wells Fargo Securities

Joint-Leads : Deutsche Bank Securities, Lloyds Securities

Co-Managers : Drexel Hamilton, R. Seelaus & Co., Santander Investment Securities, UniCredit Capital Markets

- Anticipated Capital Structure -

Cls	Amt($mm)	WAL**	M/S***	Spread	Yield	Coupon	$Price
A1	186.00	0.25	P-1/A-1+	I-CRV + 55	1.374%	1.374%	100.00000
A2A	409.00	1.07	Aaa/AAA	I-CRV + 75	2.798%	2.78%	99.99814
A2B	75.00	1.07	Aaa/AAA	SOFR + 60			100.00000
A3	484.00	1.77	Aaa/AAA	I-CRV + 71	3.259%	3.23%	99.98792
A4	96.05	2.16	Aaa/AAA	I-CRV + 68	3.397%	3.37%	99.99342
B	86.80	2.30	Aa1/AA+	I-CRV + 110	3.845%	3.81%	99.99010
C	107.08	2.45	Aa2/A+	I-CRV + 145	4.224%	4.18%	99.98315
D	64.90	2.58	A2/BBB	I-CRV + 200	4.800%	4.66%	99.77527

** Pricing Speed: 100% PPC to Maturity

*** Expected Ratings

^ Fixed rate tranches will be priced off of the GC I25 screen

-Transaction Details/Materials-

* Format	: SEC-Reg
* ERISA Eligible	: Yes
* RR Compliance	: US-Yes; EU-No
* Ratings	: Moody’s, S&P
* Ticker	: FORDL 2022-A
* Deal Size	: $1.5+BN
* Minimum Denoms	: $1k x $1k
* B&D	: Barclays
* Expected Pricing	: PRICED
* Expected Settlement Date	: April 26, 2022
* First Payment Date	: May 16, 2022
* Intex CDI Dealname	: bcgfcat22a_preprice | Passcode: AAAY
* Attached	: Preliminary Prospectus, FWP, CDI
* Roadshow	: www.dealroadshow.com | Passcode: FORDL22A

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.